Investor Contacts:
KCSA Strategic Communications
Jeffrey Goldberger / Yemi Rose
+1 212.896.1249 / +1 212.896.1233
jgoldberger@kcsa.com / yrose@kcsa.com

Cascal N.V. Subsidiary, Bournemouth & West Hampshire Water,
Receives Important Recognitions from UK Government and Industry Regulator

London, U.K., April 16, 2009 - Cascal N.V. (NYSE: HOO) (the “Company”), a leading provider of water and wastewater services in seven countries, today announced that its subsidiary, Bournemouth & West Hampshire Water (BWHW), was awarded the Charter Mark for excellence in public services for the tenth successive year, and received a certificate of recognition for successfully keeping the Investor in People standard for more than a decade. In addition, BWHW was named the sixth most efficient water company out of 21 by OFWAT, the economic regulator for the water industry in England and Wales.

Stephane Richer, Cascal’s Chief Executive Officer noted, “These important recognitions are a testament to Cascal’s dedication to providing superior water service to its customers around the world. As our largest operation, BWHW is looked upon as a leader within the Cascal organization and sets the tone for our other water concessions. Ultimately, these awards acknowledge Cascal and the individuals within the organization that strive to ensure the delivery of high-quality services to our customers.”

BWHW provides water to approximately 420,000 people through a system of eight major treatment works and a network of 1,700 miles of pipe.

About Cascal N.V.

Cascal provides water and wastewater services to its customers in seven countries: the United Kingdom, China, South Africa, Chile, Indonesia, Panama and The Philippines. Cascal's customers are predominantly homes and businesses representing a total population of approximately 4.3 million.

Forward-looking statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the future of our operations in Panama. Such forward-looking statements are not guarantees of future performance. There are important factors, many of which are outside of our control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, housing and population growth trends, changes in energy prices and taxes, fluctuations with currency exchange rates, changes in regulations or regulatory treatment, changes in environmental compliance and water quality requirements, availability and the cost of capital, the success of growth initiatives, acquisitions and our ability to successfully integrate acquired companies and other factors discussed in our filings with the Securities and Exchange Commission, including under Risk Factors in our Form 20-F for the fiscal year ended March 31, 2008, filed with the SEC on June 25, 2008. We do not undertake and have no obligation to publicly update or revise any forward-looking statement.

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